STIFEL FINANCIAL CORP. 2nd Quarter 2007 Fiscal Year Earnings Conference Call August 10, 2007

Forward looking statement This presentation may contain "forward-looking statements" that involve risks and uncertainties, including statements relating to the market opportunity and future business prospects of Stifel Financial Corp. and Stifel Nicolaus ("SF" or the "Company"). Actual results may differ materially and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ are included in the Company's Annual and Quarterly Reports and from time to time in other reports filed by the Company with the Securities and Exchange Commission. To supplement our financial statements presented in accordance with GAAP, the management uses certain non-GAPP measures of financial performance and liquidity. These non-GAAP measures are in addition to results prepared by the Company in accordance with GAAP, and should only be considered together with the Company's GAAP results. Certain statements in the following presentation relate to future results that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.

2nd Quarter Highlights Record quarterly revenue of $220.6 million, a 106% increase over the prior year second quarter. Our Private Client Group ("PCG"), and Equity Capital Markets ("ECM"), achieved record revenue and profits for the three-and six months ended June 30, 2007. Commission and principal transactions increased $45.1 million, 66% over the previous year second quarter and increased 46% for the six months as compared to 2006. Investment banking revenue increased to $63.9 million, 306% over the prior year second quarter and increased 240% for the six months as compared to 2006. Asset management and service fees increased to $25.5 million, 79% over the prior year second quarter and increased to $44.9 million, 62% for the six months ended June 30, 2007.

2nd Quarter Highlights For the three and six months ended June 30, 2007, utilizing Core earnings, pretax margin was 15% for both periods and annualized return on average equity totaled 21% and 19% respectively. We closed on our previously announced acquisition of First Service Financial Company and its bank subsidiary First Service Bank on April 2, 2007. First Service Bank converted its charter from a Missouri bank to a Missouri trust company and changed its name to Stifel Bank and Trust. We completed an additional private placement of $35.0 million of 6.78% Cumulative Trust Preferred Securities on June 29, 2007. The net proceeds were used to call the Company's $34.5 million 9% Cumulative Trust Preferred Securities on July 13, 2007. The Company has successfully converted 33 of 37 Ryan Beck branch offices to date and expect to complete the conversion of all Ryan Beck offices in the third quarter.

Ryan Beck Update

Stifel Financial 2nd Quarter GAAP to Core Earnings

YTD GAAP to Core Earnings

YTD GAAP to Core Earnings

Stifel Financial YTD Core Graphs

Second Quarter Segment Comparison Excludes Acquisitions

Private Client Group Quarterly Income Statements

Equity Capital Markets Quarterly Income Statements

Investment Banking Capital Raising Advisory Fees

Investment Banking

Fixed Income Capital Markets Quarterly Income Statements

Fixed Income Capital Markets Quarterly Income Statements

Other Segment Analysis

Quarterly Income Statement Impact

Annual Income Statement Impact

Stifel Financial Balance Sheet Graphs

Equity Roll Forward

Other Financial Data

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